Exhibit 5


HUNTER & HUNTER
Attorneys-at-Law
The Huntlaw Building                        Telephone:         (345)949-4900
P.O. Box 190 GT                             Telefax:           (345)949-7876
Grand Cayman                                E-mail: Commercial@huntlaw.com.ky
Cayman Islands


TO:  XL Capital Ltd
     Cumberland House
     One Victoria Street
     P.O. Box HM 2245
     Hamilton HM JX
     Bermuda


18 June, 1999


Dear Sirs,

XL Capital Ltd - Form S-8 Registration Statement

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as Amended (the "Act") of the 2,696,778 Class A ordinary shares of the Company, par value US$0.01 per share (the "Ordinary Shares") to be issued pursuant to the XL Capital Converted 1989 Option Plan, the XL Capital Converted 1993 Option Plan, the XL Capital Converted Directors' Stock Option Plan, the XL Capital Converted Employee Stock Purchase Plan, the NAC Re Corp. Employee Savings Plan and the XL Capital Converted 1997 Incentive and Capital Accumulation Plan (together, the "Plans") as ratified, adopted and redesignated as to the name of each Plan by the board of directors of the Company on 16 June, 1999 in connection with the merger of Dasher Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company with and into NAC Re Corp., a Delaware corporation pursuant to the Agreement and Plan of Merger dated as of 15th February, 1999 between the Company, Dasher Acquisition Corp. and NAC Re Corp.

We have reviewed the Company's Memorandum and Articles of Association as issued by or filed with the Registrar of Companies prior to the date hereof and the form of Registration Statement as filed with the Securities and Exchange Commission. We have assumed without independent verification the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies. We have relied upon the accuracy of a certificate of an officer of the Company dated
16 June, 1999 in giving this opinion further verification.

We assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company. We further assume

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that all Ordinary Shares to be issued in accordance with the Plans have been reserved for issuance and that there are no intervening changes in the Plans, the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter.

On the basis of the foregoing, we would advise as follows:

1. The Company's authorized capital is US$9,990,000 divided into 999,990,000 Ordinary Shares of a par value of US$0.01 each.

2. The Company has sufficient authorized share capital to issue the Ordinary Shares and the issue thereof is within the power of the Company's Board of Directors. The Ordinary Shares to be issued in accordance with the Plans have been duly authorized and when issued and registered in the Company's Register of Members in accordance with the provisions of the relevant Plans and the Registration Statement will be legally and validly issued.

3. On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or satisfied by other consideration approved by the Board of Directors of the Company or a duly established Committee thereof, such Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

4. Fully paid shares are not subject to further calls or assessments by the Company in respect of such shares.

5. The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and under the Memorandum of Association of the Company, the liability of its shareholders is limited to the amount, if any, unpaid on their shares. On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company, solely by reason of such shareholding.

We are practicing in the Cayman Islands and we do not purport to be experts on the laws of any other jurisdiction and we have made no investigation of, or express any opinion as to the laws of any jurisdiction other than the Cayman Islands. This opinion is based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

This opinion is intended solely for your benefit and may not be relied upon by any other person although we hereby consent to the filing of this opinion





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as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Legal Matters".

Yours faithfully,
HUNTER & HUNTER



per:  /s/ G.K. Joblin
          G.K. Joblin